World Funds Trust N-14/A

Exhibit (11)(ii)

JOHN H. LIVELY, Managing Partner

john.lively@practus.com

11300 Tomahawk Creek Pkwy., Suite 310

Leawood, KS 66211

(913) 660-0778

October 4, 2024

Cook & Bynum Funds Trust

2830 Cahaba Road

Birmingham, Alabama 35223r

RE:

Opinion of Counsel regarding the Registration Statement filed on Form N-14 under the Securities Act of 1933, as amended (the “Securities Act”)

Ladies and Gentlemen:

We have acted as counsel to World Funds Trust (the “Trust” or the “Acquiring Entity”), a statutory trust, established under Delaware law pursuant to an Amended Agreement and Declaration of Trust dated April 9, 2007, as amended (the “Declaration of Trust”).

This opinion relates to the Trust’s Registration Statement on Form N-14 (the “Registration Statement”) and is given in connection with the filing with the Securities and Exchange Commission (the “Commission”) of such Registration Statement under the Securities Act. The Registration Statement relates to the registration of shares of beneficial interest (collectively, the “Shares”), without par value, of The Cook & Bynum Fund (the “Acquiring Fund”). We understand that the Registration Statement is filed with the Commission pursuant to the requirements of the Securities Act and that our opinion is required to be filed as an exhibit to the Registration Statement.

In reaching the opinions set forth below, we have examined, among other things, copies of the Trust's Declaration of Trust, applicable resolutions of the Trust’s Board of Trustees, and originals or copies of such other documents, records and other instruments as we have deemed necessary or advisable for purposes of this opinion. We have also examined the prospectus and statement of additional information for the Acquiring Fund, substantially in the form in which they are being filed in the Registration Statement (collectively, the “Prospectus”).

As to any facts or questions of fact material to the opinions set forth below, we have relied exclusively upon the aforesaid documents and upon representations and declarations of the officers or other representatives of the Trust. We have made no independent investigation whatsoever as to such factual matters.

The Prospectus provides for issuance of the Shares in connection with the reorganization of The Cook & Bynum Fund (a series of the Cook & Bynum Funds Trust, the “Target Entity”) into The Cook & Bynum Fund, a series of the Trust, pursuant to the Declaration of Trust and an Agreement and Plan of Reorganization. In reaching the opinions set forth below, we have assumed that holders of shares of The Cook & Bynum Fund (the “Target Fund”), will receive Shares of the corresponding Acquiring Fund, The Cook & Bynum Fund, with the same aggregate net asset value as the aggregate net asset value of the Target Fund’s shares at the time of the Reorganization as described in the Registration Statement and the Agreement and Plan of Reorganization (“Agreement”).

We have also assumed, without independent investigation or inquiry, that:

(a)	all documents and public records reviewed are accurate and complete; and

(b)	all representations, warranties, certifications and statements with respect to matters of fact and other factual information (i) made by public officers, or (ii) made by officers or representatives of the Trust are accurate, true, correct and complete in all material respects.

The opinions expressed in this opinion are based on the facts in existence and the laws in effect on the date hereof and are limited to the Delaware Statutory Trust Act of 2002, as amended, and the provisions of the Investment Company Act of 1940, as amended, that are applicable to equity securities issued by registered open-end investment companies. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws.

Based on our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

(a)	The Acquiring Entity is a statutory trust duly formed, validly existing and in good standing under the laws of the State of Delaware, and has the power to own all of the Acquiring Fund’s properties and assets and to carry on its business, including that of the Acquiring Fund, as a registered investment company;
(b)	The Acquiring Entity is a registered investment company classified as a management company of the open-end type with respect to each series of shares it offers, including the Acquiring Fund, under the 1940 Act, and its registration with the Commission as an investment company under the 1940 Act is in full force and effect;
(c)	The Agreement has been duly authorized by the Acquiring Entity and, assuming due authorization, execution and delivery of the Agreement by the Target Entity, the Target Fund and Cook & Bynum Capital Management, it is a valid and binding obligation of the Acquiring Entity, on behalf of the Acquiring Fund, enforceable against it in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equity principles (whether considered in a proceeding in equity or at law) and to an implied covenant of good faith and fair dealing;
(d)	The Acquiring Fund shares to be issued to the Target Fund as provided by the Agreement are duly authorized, upon such delivery will be validly issued and upon receipt of the Target Fund’s Assets will be fully paid and non-assessable by the Acquiring Entity, and no shareholder of an Acquiring Fund has any preemptive rights to subscription or purchase in respect thereof; and
(e)	The execution and delivery of the Agreement did not, and the consummation of the transactions contemplated hereby will not, result in a violation of the Acquiring Entity’s Governing Documents or a breach or default under any material contract, agreement, instrument or other document pertaining to, or material to the business or financial condition of, the Acquiring Fund, or, to the knowledge of such counsel, result in the acceleration of any obligation or the imposition of any penalty under any such agreement.

We express no opinion as to any other matters other than as expressly set forth above and no other opinion is intended or may be inferred herefrom. The opinions expressed herein are given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Sincerely,

On behalf of Practus, LLP

3